Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 300 Executive Drive Suite 300 West Orange, NJ 07052 www.belfuse.com tel 201.432.0463

Farouq Tuweiq to Succeed Daniel Bernstein
as CEO of Bel Fuse Inc. in May 2025

WEST ORANGE, N.J., Feb. 03, 2025 (GLOBE NEWSWIRE)—The Board of Directors of Bel Fuse Inc. (Nasdaq: BELFA and BELFB) (“Bel” or the “Company”) today announced an upcoming transition in the Chief Executive Officer position at Bel. After 24 years as Bel’s Chief Executive Officer and 46 total years of service at the Company, Daniel Bernstein will step down as President and CEO effective immediately following Bel’s 2025 Annual Meeting of Shareholders, currently scheduled for May 27, 2025. Bernstein will transition to the role of Non-Executive Chairman of the Board of Directors on that same date.

As part of the leadership change, Bel’s Board of Directors has appointed Farouq Tuweiq to serve as the Company’s next President and CEO, effective immediately following Bel’s 2025 Annual Meeting of Shareholders. Tuweiq will vacate his current role as Chief Financial Officer on that same date, with the Board having initiated a search process to identify a successor CFO for the Company. The Board of Directors has also approved the expansion of Bel’s Board to ten directors and appointed Tuweiq as a director on Bel’s Board, with such expansion and appointment to be effective on the date of Bel’s annual shareholder meeting scheduled for May 27, 2025.

Bernstein’s distinguished career defined by growth and diversification

Under Dan Bernstein’s leadership since 2001, the Company completed 19 acquisitions, growing sales from less than $100 million to over $600 million. In building upon the solid customer relationships, brand reputation and quality products that his father, Elliot Bernstein (Bel’s founder) developed during his tenure, Dan’s strategy has been to grow and diversify Bel, from each of a product, end market and geographic perspective. This transformation of products developed and end markets served has provided Bel with a strong foundation which has served the Company well during challenging times over the years. Most recently, Dan has been engaged in preparing Bel for its next chapter through his partnership with Farouq. Over the past two years, Bel has reached record levels of profitability and a stock price valuation not previously seen in Bel’s 76-year history.

“It’s been an honor to serve as Bel’s CEO over the past two decades and to witness the many accomplishments and new milestones reached together as a global team. With our celebration of 75 years in business now complete, the time is right for a transition to the next generation of Bel leadership. I have a deep sense of pride and gratitude for Bel and our dedicated group of associates around the world who have made Bel's growth and success possible. I look forward to my new role as Chairman of Bel’s Board of Directors and supporting Farouq in any manner he feels advisable,” said Bernstein.

Farouq Tuweiq, Chief Financial Officer, to become new CEO

On May 27, 2025, Tuweiq will become Bel’s President and CEO. Tuweiq joined Bel in 2021 as the Company’s Chief Financial Officer. During the past four years, he has been instrumental in transforming Bel’s corporate strategy and financial discipline which have been strong drivers in leading to Bel’s record performance. From his start, Tuweiq has been a strategic partner with Bernstein and the executive team, capitalizing on the solid foundation of Bel’s quality products and customer base that Bernstein has built over the years.

“I could not be more proud of the executive team’s collective achievements over these past four years”, said Daniel Bernstein. “Farouq has brought a new perspective and a high level of accountability to the management of the Company. As my father passed the reins to me in 2001, I am now honored to be the one passing the torch to the next generation. Having seen Farouq’s and the executive team’s drive for excellence and their success in motivating the global team to work together in transforming Bel financially, I could not be more excited for the future of Bel under Farouq’s leadership.”

“I am humbled and honored to accept the role of President and CEO,” Tuweiq said. “It has been a pleasure working alongside Dan for the past four years. It is clear the deep values that have been instilled in the Company from the early days of his father and I appreciate the trust that is being placed in me to continue the Bernstein legacy. I want to pay a special thank you to Dan for his partnership and mentorship over these past few years. It was this teamwork and mutual desire for change that led to Bel’s transformation and success. I’m confident that with our talented associates around the world, we will continue the momentum that Dan has created during his tenure.”

Peter Gilbert, Lead Director of Bel’s Board, commented, “On behalf of the Board of Directors, we want to express our deepest gratitude for Dan’s years of dedicated leadership and service to the Company and we are delighted to have him assume the role as Chairman of the Board of Directors. We also wish Farouq continued success in his new role and are excited to work closely with him as he continues to apply his vision, skills and passion in guiding the Company to cross new milestones and achieve new heights.”